Issuer Free Writing Prospectus filed pursuant to Rule 433

Supplementing the Prospectus Supplement dated August 25, 2022 and the Prospectus dated January 22, 2021

Registration No. 333-252342

Subject: Flexible Investment Opportunity from Toyota ACCELERATE YOUR INVESTMENTS To y ota Fi n a n c i al Se rv i c es ' I nco m e D r i v e r Not e s ® of fe rs y o u a n opportunity to invest with a company you believe in as a partner you can trust

## A COMPETITIVE RATE

We offer a higher rate than most high-yield savings accounts — and even most CDs.[1]

## NO LONG-TERM COMMITMENTS

Unlike other financial products, IncomeDriver Notes® requires no long-term commitment.

## EASY SIGN-UP

All it takes is a few minutes and an initial investment of just $500.

Click below to drive your income further with IncomeDriver Notes® from Toyota Financial Services.

**ENROLL NOW**

View web version.

[1] Interest rate effective as of November 14, 2022. The interest rate is variable and subject to change at any time.

[1] As of October 17, 2022 national rates for 12-month and 36-month CD rates were 0.71% and 0.77% respectively, and are calculated using an annual percentage yield. This information is based upon the rates published by the Federal Deposit Insurance Corporation.

Toyota Financial Services is a service mark used to market the products of Toyota Motor Credit Corporation and IncomeDriver Notes® is a registered trademark of Toyota Motor Credit Corporation.

Toyota Motor Credit Corporation ("TMCC") has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents TMCC has filed with the SEC for more complete information about TMCC and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov or by downloading them here. Alternatively, TMCC will arrange to send you the prospectus if you request it by calling 1-844-464-4673.

IncomeDriver Notes® are available to individuals and entities with a U.S. address and social security number or Federal Tax ID number. IncomeDriver Notes® are unsecured debt obligations solely of TMCC and are not obligations of, or directly or indirectly guaranteed, by Toyota Motor Corporation, Toyota Financial Services Corporation, or any of their respective affiliates. The IncomeDriver Notes® will have the benefit of credit support agreements as described in the prospectus filed with the SEC. IncomeDriver Notes® do not constitute a savings, deposit or other bank account and are not insured by or subject to the protection of the Federal Deposit Insurance Corporation. IncomeDriver Notes® are not a money market fund, which are typically diversified funds consisting of short-term debt securities of many issuers, and therefore do not meet the diversification and investment quality standards set forth for money market funds by the Investment Company Act of 1940.

YOUR PRIVACY RIGHTS

To UNSUBSCRIBE from future email from Toyota Financial Services regarding IncomeDriver Notes®, please click here.

This Toyota Financial Services marketing communication is intended for residents of the United States only.

Toyota Financial Services
6565 Headquarters Drive
Mail Drop W2-1C Plano, TX 75024

©Toyota Financial Services. All rights reserved.

LEARN MORE

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Subject: Accelerate your Investments with Toyota ACCELERATE YOUR INVESTMENTS To y ota Fi n a n c i al Se rv i c es ' I nco m e D r i v e r Not e s ® of fe rs y o u a n opportunity to invest with a company you believe in as a partner you can trust

## A COMPETITIVE RATE

We offer a higher rate than most high-yield savings accounts — and even most CDs.[1]

## NO LONG-TERM COMMITMENTS

Unlike other financial products, IncomeDriver Notes® requires no long-term commitment.

## EASY SIGN-UP

All it takes is a few minutes and an initial investment of just $500.

Click below to drive your income further with IncomeDriver Notes® from Toyota Financial Services.

**ENROLL NOW**

View web version.

[1] Interest rate effective as of November 14, 2022. The interest rate is variable and subject to change at any time.

[1] As of October 17, 2022 national rates for 12-month and 36-month CD rates were 0.71% and 0.77% respectively, and are calculated using an annual percentage yield. This information is based upon the rates published by the Federal Deposit Insurance Corporation.

Toyota Financial Services is a service mark used to market the products of Toyota Motor Credit Corporation and IncomeDriver Notes® is a registered trademark of Toyota Motor Credit Corporation.

Toyota Motor Credit Corporation ("TMCC") has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents TMCC has filed with the SEC for more complete information about TMCC and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov or by downloading them here. Alternatively, TMCC will arrange to send you the prospectus if you request it by calling 1-844-464-4673.

IncomeDriver Notes® are available to individuals and entities with a U.S. address and social security number or Federal Tax ID number. IncomeDriver Notes® are unsecured debt obligations solely of TMCC and are not obligations of, or directly or indirectly guaranteed, by Toyota Motor Corporation, Toyota Financial Services Corporation, or any of their respective affiliates. The IncomeDriver Notes® will have the benefit of credit support agreements as described in the prospectus filed with the SEC. IncomeDriver Notes® do not constitute a savings, deposit or other bank account and are not insured by or subject to the protection of the Federal Deposit Insurance Corporation. IncomeDriver Notes® are not a money market fund, which are typically diversified funds consisting of short-term debt securities of many issuers, and therefore do not meet the diversification and investment quality standards set forth for money market funds by the Investment Company Act of 1940.

YOUR PRIVACY RIGHTS

To UNSUBSCRIBE from future email from Toyota Financial Services regarding IncomeDriver Notes®, please click here.

This Toyota Financial Services marketing communication is intended for residents of the United States only.

Toyota Financial Services
6565 Headquarters Drive
Mail Drop W2-1C Plano, TX 75024

©Toyota Financial Services. All rights reserved.

LEARN MORE

---

Click here to stop future mailings.